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                                  Exhibit 23.3

                    CONSENT OF INTERNATIONAL DATA CORPORATION



Information as is will be used in the registration statement:

The increase of users and business activities on the Web has created a large and growing market for Web application software as existing businesses and new Web-based enterprises foster new revenue streams, significantly broaden information deployment, enable inter-enterprise collaboration and strive to reduce the cost of maintaining an ever-changing technology infrastructure. An International Data Corporation report estimates that Internet-centric software, which accounted for $4.0 billion in revenue in 1997, will approach $16.0 billion in revenue by 2000 due to aggressive corporate adoption.

Consent:

Consent of International Data Corporation

I hereby consent to the inclusion in the registration statement of Bluestone Software, Inc. of the information attributed to this company derived from our reports (noted above in context) contained in such registration statement.

International Data Corporation

By:        /s/ R. Paul Mason
-------------------------------------------
    Name:  R. Paul Mason

Title:  V.P. Information Software Research

Dated:   August 19, 1999